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      Exhibit 99.1 - Audit Committee Pre-Approval Policy

                           TARPON COAST BANCORP, INC.

                       AUDIT COMMITTEE PRE-APPROVAL POLICY

      I.    STATEMENT OF PRINCIPALS

         The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor's independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.

         The appendices to this Policy describe the Audit, Audit-related, Tax and All other services that have the pre-approval of the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations.

      II.   DELEGATION

         The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

      III.  AUDIT SERVICES

         The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

         In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee has pre-approved the Audit services listed in Appendix A. All other Audit services not listed in Appendix A must be separately pre-approved by the Audit Committee.

      IV.   AUDIT-RELATED SERVICES

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         Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and has pre-approved the Audit-related services listed in Appendix B. All other Audit-related services not listed in Appendix B must be separately pre-approved by the Audit Committee.

      V.    TAX SERVICES

         The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor's independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee has pre-approved the Tax services listed in Appendix C must be separately pre-approved by the Audit Committee.

      VI.   ALL OTHER SERVICES

         The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee has pre-approved the All Other services listed in Appendix
D. Permissible All Other services not listed in Appendix D must be separately pre-approved by the Audit Committee.

         A list of the SEC's prohibited non-audit services is attached to this policy as Exhibit 1. The SEC's rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

      VII.  PRE-APPROVAL FEE LEVELS

         Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

      VIII. SUPPORTING DOCUMENTATION

         With respect to each proposed pre-approved service, the independent auditor will provide detailed back-up documentation, which will be provided to the Audit committee, regarding the specific services to be provided.

      IX.   PROCEDURES

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         Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

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                                                                      APPENDIX A

PRE-APPROVED AUDIT SERVICES FOR FISCAL 2004

Dated: July 19, 2004

                                Service                                            Range of Fees
                                -------                                            -------------
Statutory audits of financial audits for subsidiaries or affiliates of
The Company                                                                        $26,000-$29,000

Services associated with SEC registration statements, periodic
Reports and other documents filed with the SEC or other documents                  $3,900-$4,500 per
Issued in connection with securities offerings (e.g., comfort letters              quarterly review
Consents), and assistance in responding to SEC comment letters

Consultations by the Company's management as to the accounting or
disclosure treatment of transactions or events and/or the actual or potential      $300-$600
impact of final or proposed rules, standards or interpretations by the SEC,
FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be "audit- related" services rather than "audit"
services)

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                                                                      APPENDIX B

Pre-Approved Audit-Related Services for Fiscal Year 2004

Dated: July 19, 2004

                                Service                                               Range of Fees
                                -------                                               -------------
Due diligence services pertaining to potential business                            None provided.
Acquisitions/dispositions

Financial statement audits of employee benefit plans                               Not applicable for 2004.

Agreed-upon or expanded audit procedures related to accounting and/or
billing records required to respond to or comply with financial, accounting or     None provided.
regulatory reporting matters.

Internal control reviews and assistance with internal control reporting \          Not applicable for 2004.
requirements.

Consultations by the Company's management as to the accounting or
disclosure treatment of transactions or events and/or the actual or potential      None anticipated.
impact of final or proposed rules, standards or interpretations by the SEC,
FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be "audit" services rather than "audit-related"
services)

Attest services not required by statute or regulation                              None provided.

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APPENDIX C

Pre-Approved Tax Services for Fiscal Year 2004

Dated: July 19, 2004

                             Service                                               Range of Fees
                             -------                                               -------------
U.S. federal, state and local tax planning and advice                              $6,200-$7,200

U.S. federal, state and local tax compliance                                       Inclusive.

International tax planning and advice                                              Not applicable.

International tax compliance                                                       Not applicable.

Review of federal, state, local and international income, franchise, and other     None provided.
tax returns

Licensing [or purchase] of income tax preparation software4 from the               None provided.
independent auditor, provided the functionality is limited preparation of tax returns.

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                                                                      APPENDIX D

Pre-Approved All Other Services for Fiscal Year 2004

Dated: July 19, 2004

Service                    Range of Fees
-------                    -------------
None.

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                                                                       EXHIBIT 1

Prohibited Non-Audit Services

- Bookkeeping or other services related to the accounting records of financial statements of the audit client

-     Financial information systems design and implementation

- Appraisal or valuation services, fairness opinions or contribution-in-kind reports

-     Actuarial services

-     Internal audit outsourcing services

-     Management functions

-     Human resources

-     Broker-dealer, investment adviser or investment banking services

-     Legal services

-     Expert services unrelated to the audit